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                                                            EXHIBIT 99


     Danville, Virginia, April 25, 2003. Dan River Inc. (NYSE: DRF) today reported results for the first fiscal quarter ended March 29, 2003. Net sales for the quarter were $147.4 million, down $11.0 million or 7% from $158.4 million for the first quarter of fiscal 2002. Net income for the first quarter of fiscal 2003 was $2.8 million, or $0.12 per diluted share. Included in these results is a $0.4 million pre-tax gain related to the sale of surplus equipment. These results compare to a net loss of $5.1 million, or $0.24 per diluted share for the first quarter of fiscal 2002 before the effect of an accounting change related to the writedown of goodwill under SFAS No. 142, "Impairment of Goodwill and Intangible Assets". The results for the first quarter of fiscal 2002 include a one-time increase in income tax expense of $2.8 million, or $0.13 per diluted share attributable to the tax law changes associated with the Job Creation and Worker Assistance Act of 2002, and a $1.4 million pre-tax charge ($0.8 million after tax or $0.04 per diluted share) for bad debt expense related to the January 2002 Chapter 11 filing of Kmart Corporation. After the effect of the accounting change, the net loss for the first quarter of fiscal 2002 was $25.8 million, or $1.19 per diluted share.

     "The weak retail environment was apparent in our home fashions division for the first quarter," said Joseph L. Lanier, Chairman and Chief Executive Officer, "as sales for the division were $108.4 million, down $7.6 million or 6.5% from the first quarter of 2002. Despite this decrease in sales, operating income for the division was $11.5 million, up significantly from $5.3 million reported for the first quarter of fiscal 2002. The better operating results were due to the sales of a better product mix, lower raw material prices, and the benefits of the plant consolidation efforts that were put into place last year.

     "The overall economic weakness was also evident in our apparel fabrics division," Mr. Lanier continued. "For the first quarter of 2003, sales were $29.1 million, down $2.9 million or 9.0% from the first quarter of fiscal 2002. However, operating performance improved compared to the same quarter a year ago, from a loss of $1.6 million to a loss of $0.6 million, reflecting lower raw material prices and better manufacturing performance due to the plant consolidation. This was offset somewhat by consulting expenses related to an initiative to increase manufacturing efficiencies and to reduce manufacturing lead times.

     "Our engineered products division is also experiencing the impact of the slowing economy," Mr. Lanier stated, "as sales of $9.9 million for the first quarter of fiscal 2003 were down $0.6 million, or 5.5%, from the first quarter of 2002. The combination of lower sales volume, a less profitable sales mix and poor manufacturing performance led to a $0.9 million operating loss for the quarter, compared to a $0.3 million loss in the same period last year. Manufacturing performance was hampered during the quarter by start up issues related to the installation of a new shop floor, cost and inventory control system."

     In the second quarter of fiscal 2003, the Company completed the refinancing of its $120 million senior subordinated notes and its credit facility, which were both due in 2003. This refinancing included the sale of $157 million aggregate principal amount of 12-3/4% senior notes due 2009, at 95.035% of par, in a private offering pursuant to Rule 144A and

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Regulation S under the Securities Act of 1933.  The Company also entered into a new senior secured credit facility, which consists of a five-year $160 million revolving credit facility and a five-year $40 million term loan. Availability under the revolving credit facility is based upon a borrowing base determined by reference to the Company's eligible accounts receivable and inventory. Amounts outstanding under the senior credit facility will bear interest at either prime rate or LIBOR plus, in each case, a spread based on the Company's leverage ratio.

     The net proceeds from the notes offering, together with borrowings under the new senior credit facility, were used (i) to repay all borrowings outstanding under the existing credit agreement; (ii) to provide for the redemption, on May 15, 2003, of all of the outstanding 10-1/8% senior subordinated notes due 2003 for an aggregate redemption price of $120 million (100% of the principal amount thereof) plus accrued interest of approximately $5.1 million; and (iii) to pay related fees and expenses.

     "While the Company's earnings for the first quarter came in better than expected," Mr. Lanier stated, "the immediate outlook is very hazy. The uncertainties imposed by the soft economy, high unemployment, and the war in Iraq have depressed consumer spending. This is reflected in the negative same stores sales comparisons reported by most retailers. In reaction, our customers are very skittish about placing new business and are very conservative in their order quantities. We expect this difficult retail environment to have a negative impact on our second quarter operating results. Also, due to our recent refinancing, the second quarter will be burdened with the write off of deferred financing fees associated with our 1993 subordinated notes and our 1997 bank credit facility ($1.3 million pre-tax). There will also be a one month period in the second quarter during which our recently issued 12-3/4% senior notes and our 10-1/8% subordinated notes will both be outstanding, resulting in increased interest expense for the overlapping period ($1.0 million pre-tax). The combination of these items along with higher interest expense under the refinancing will cause us to report a loss in the range of $0.05 per share in the second quarter.

     "Looking beyond the second quarter," Mr. Lanier concluded, "due to many uncertainties we are not comfortable with our ability to predict our operating results for the back half of the year. Accordingly, we are not giving guidance for our full year results. Hopefully the recent victory in Iraq will bring an end to the current economic malaise. Under any circumstances, we believe we are maintaining our market share in our key product areas, and we remain well-positioned in those areas to take advantage of the upturn when it occurs."
__________

Note: This news release contains forward-looking statements under applicable securities laws. We believe our forward-looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations.

     Our financial condition and results of operations could be materially and adversely affected by numerous market and industry factors outside of our control, including, for example, general economic conditions, including in particular continued weak demand at retail, and the effects of military

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conflicts or terrorist activity on the U.S. economy generally, including any resultant adverse effects on retail demand and the cost of energy and raw materials used in our manufacturing processes. Additionally, risks associated with our business are detailed in our annual report on Form 10-K filed with the SEC on February 21, 2003.

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The following are the financial highlights:

                                UNAUDITED
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (OOO's, EXCEPT PER SHARE DATA)


                                   Three Months Ended
                                  -----------------------
                                  March 29,      March 30,
                                     2003           2002
                                  ---------      --------

Net Sales                         $ 147,372      $ 158,418

Cost of Sales                       119,653        136,664
                                  ---------      ---------
Gross Profit                         27,719         21,754

S,G and A                            17,968         17,815

Other Operating Costs, Net             (440)            --
                                  ---------      ---------
Operating Income                     10,191          3,939

Other Income                            137             59

Interest Expense                      5,547          7,383
                                  ---------      ---------
Income (Loss) Before Income
   Taxes and Cumulative
   Effect of Accounting Change        4,781         (3,385)

Provision for Income Taxes            2,031          1,750
                                  ---------      ---------
Income (Loss) Before
   Cumulative Effect of
   Accounting Change                  2,750         (5,135)

Cumulative Effect of Accounting
   Change, Net of Tax                    --        (20,701)
                                  ---------      ---------
Net Income (Loss)                 $   2,750      $  25,836
                                  =========      =========

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                                UNAUDITED
              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (000's, EXCEPT PER SHARE DATA)


                                          Three Months Ended
                                       -----------------------
                                       March 29,     March 30,
                                          2003          2002
                                       ---------     ---------


Earnings (Loss) Per Share--Basic:

  Income (Loss) Before Cumulative
    Effect of Accounting Change        $   0.13       $  (0.24)

  Cumulative Effect of Accounting
    Change, Net of Tax                       --          (0.95)
                                       ---------      --------
    Net Income (Loss)                  $    0.13      $  (1.19)
                                       =========      ========

Earnings (Loss) Per Share--Diluted:

  Income (Loss) Before Cumulative
    Effect of Accounting Change        $   0.12       $  (0.24)

  Cumulative Effect of Accounting
    Change, Net of Tax                        --         (0.95)
                                       ---------      --------
    Net Income (Loss)                  $    0.12      $  (1.19)
                                       =========      ========


Wtd. Avg. No. Shares:
    Basic                                 21,909        21,790
    Diluted                               22,291        21,790


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                                 UNAUDITED
                   CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (000's)


                                                  March 29,   December 28,
                                                    2003         2002
                                                 -----------  -----------
ASSETS:
------
Cash                                            $     2,206   $     2,832
Accounts Receivable                                  75,738        71,292
Inventories                                         159,394       151,586
Other Current Assets                                 19,936        19,667
                                                -----------   -----------
     Total Current Assets                           257,274       245,377

Property, Plant & Equipment, Net                    241,193       248,175
Goodwill, Net                                        91,701        91,701
Other Assets                                         10,825        10,269
                                                -----------   -----------
     Total Assets                               $   600,993   $   595,522
                                                ===========   ===========

Liabilities and Shareholders' Equity:
------------------------------------

Current Maturities of Long-Term Debt            $     7,017   $   241,231

Accounts Payable & Accrued Expenses                  63,042        58,439
                                                -----------   -----------
    Total Current Liabilities                        70,059       299,670

Long-Term Debt                                      241,216        10,792
Deferred Income Taxes and Other Liabilities          57,776        56,023
Shareholders' Equity                                231,942       229,037
                                                -----------   -----------
    Total Liabilities & Shareholders' Equity    $   600,993   $   595,522
                                                ===========   ===========




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                                 UNAUDITED
                             SEGMENT INFORMATION
                                   (000's)


                                          Three Months Ended
                                       -----------------------
                                        March 29,     March 30,
                                          2003          2002
                                       ---------      --------

Net Sales:
   Home Fashions                       $ 108,414      $ 116,009

   Apparel Fabrics                        29,059         31,930

   Engineered Products                     9,899         10,479
                                       ---------      ---------
     Consolidated Net Sales            $ 147,372      $ 158,418
                                       =========      =========

Operating Income (Loss):
   Home Fashions                       $  11,525      $   5,314

   Apparel Fabrics                          (636)        (1,576)

   Engineered Products                      (852)          (303)

Corporate Items Not Allocated
   to Segments:

     Other Operating Costs, Net              440             --
     Other                                  (286)           504
                                       ---------      ---------
       Consolidated Operating Income   $  10,191      $   3,939
                                       =========      =========

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                                 UNAUDITED
                            OTHER FINANCIAL DATA
                                   (000's)


                                         Three Months Ended
                                       -----------------------
                                        March 29,     March 30,
                                          2003          2002
                                       ---------      --------

Depreciation & Amortization
   of Property, Plant & Equipment      $   9,439      $   9,306

Capital Expenditures in Cash           $   3,748      $   2,623
